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                                                                   Exhibit 10.16

                          LICENSE AND SUPPLY AGREEMENT

         LICENSE AND SUPPLY AGREEMENT (this "Agreement") by and between PHARMACIA AB, a Delaware corporation ("Pharmacia"), and INSMED INCORPORATED, a Virginia corporation ("Insmed"), dated as of August 28, 2002 (the "Effective Date").

                                    Recitals

         WHEREAS, since 1995, Pharmacia and its Affiliates (defined below) have been engaged in the business of providing the compound known as IGF-1 for the treatment of the short stature of Growth Hormone Insensitivity Syndrome (also known as Laron Dwarfism) to doctors treating the Patients (defined below);

         WHEREAS, in connection with the provision of IGF-1 to the Patients, Pharmacia obtained certain rights from [REDACTED] ("[REDACTED]") and Pharmacia and its Affiliates have obtained certain regulatory approvals for IGF-1 and related information as part of Pharmacia's regulatory dossier;

         WHEREAS, Insmed has the expertise, through its relationship with a third party contract manufacturer, to manufacture IGF-1 and SomatoKine; and

         WHEREAS, Pharmacia desires that Insmed assume the responsibility for providing IGF-1 to the Patients, and Insmed is willing to assume such responsibility in exchange for an exclusive license to Pharmacia's IGF-1 regulatory dossier and an exclusive sublicense under the [REDACTED] Rights (defined below), subject to the terms and conditions of this Agreement.

         NOW THEREFORE, in consideration of the premises and the mutual promises of the parties set forth herein, and intending to be legally bound, the parties agree as follows:

         1.   Certain Definitions.

              (a) "Affiliate" means, with respect to any party, its respective direct or indirect parent company, if any, and any company, firm or other entity which is owned or controlled, directly or indirectly, by said party or by its parent company, but only for so long as said ownership or control shall continue. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a company, firm, or other entity, whether through the ownership of at least fifty percent (50%) of voting securities or at least fifty percent (50%) of the equity interest of non-corporate entities, by contract or otherwise.

              (b) "[REDACTED] Agreement" means the License and Development Agreement, dated [REDACTED], between Pharmacia (formerly Kabivitrum AB) and [REDACTED] (formerly [REDACTED]). A copy of the [REDACTED] Agreement is attached hereto as Appendix III.

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              (c) "[REDACTED] Rights" means the rights under the Patents, the
Organism and the Technical Information (as such terms are defined in the [REDACTED] Agreement) granted by [REDACTED] to Pharmacia pursuant to the [REDACTED] Agreement.

              (d) "[REDACTED] Agreement" means the Assignment Agreement, dated as of [REDACTED], between Pharmacia and [REDACTED] pursuant to which Pharmacia assigned certain rights relating to IGF-1 to [REDACTED]. A copy of the [REDACTED] Agreement is attached hereto as Appendix IV.

              (e) "Confidentiality Agreement" shall mean the confidentiality agreement between the parties dated February 4, 2002.

              (f) "License" shall mean the license granted by Pharmacia to Insmed under Section 2(a) below.

              (g) "Losses" shall mean losses, damages, costs and expense, including without limitation reasonable attorneys' fees.

              (h) "Other Indications" means applications for IGF-1, SomatoKine and/or other compounds developed by or on behalf of Insmed from the use of the Proprietary Information other than the treatment of Growth Hormone Insensitivity Syndrome.

              (i) "Patients" mean those patients that have been receiving IGF-1 from Pharmacia listed on Appendix I to this Agreement.

              (j) "Product" means IGF-1 and/or SomatoKine (defined as the complex of IGF-1 with IGFBP-3).

              (k) "Proprietary Information" means all regulatory submissions made and regulatory approvals obtained by Pharmacia and its Affiliates with respect to IGF-1 and all data and other information relevant to such regulatory approvals, including but not limited to records of communications with and submissions to regulatory agencies, all as more fully described in Appendix II to this Agreement. For clarity, the parties acknowledge and agree that all of the Proprietary Information is derived from IGF-1 manufactured using the yeast process and not the E-coli process.

              (l) "Request For Approval" means a written request submitted by Insmed to Pharmacia for the approval to use the Proprietary Information to seek regulatory approval for Other Indications.

              (m) "Sufficient Quantities" means therapeutic dosages and dose regimens of the Product required by each Patient as determined in conjunction with each Patient's doctor.

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         2.   License.

              (a) Terms of License. Pharmacia hereby grants to Insmed or Insmed's designee(s) an exclusive (except as to Pharmacia's retained rights set forth below), worldwide, royalty-free, fully paid up license, with the right to grant sublicenses, under the Proprietary Information to (i) seek and maintain regulatory approvals in jurisdictions designated by Insmed from time to time for the use of the Product in the treatment of Growth Hormone Insensitivity Syndrome (including Laron Dwarfism), and (ii) develop, make, have made, use, sell, offer for sale and import commercial products incorporating the Product for the treatment of Growth Hormone Insensitivity Syndrome (including Laron Dwarfism). Pharmacia hereby grants to Insmed an exclusive royalty bearing sublicense under the [REDACTED] Rights and to the extent the Proprietary Information contains the [REDACTED] Rights, the License shall be subject to the terms and conditions of the [REDACTED] Agreement. The License is subject to Pharmacia's and its Affiliates' nonexclusive license under the Proprietary Information to develop, make, have made, use, sell, offer for sale or import any pharmaceutical product or device; provided, however, Pharmacia and its Affiliates' may not grant licenses or sublicenses to the Proprietary Information or the [REDACTED] Rights to any third party, and will terminate any such rights granted by it to any of its Affiliates that ceases to be an Affiliate.

              (b) Other Indications. If Insmed desires to use the Proprietary Information to pursue regulatory approval for Other Indications, it will submit to Pharmacia a Request For Approval containing in reasonable detail information regarding the Other Indications, and will provide such additional information regarding the Other Indications as Pharmacia may reasonably request. Pharmacia must respond to a Request For Approval in writing within forty-five (45) days after its receipt thereof; provided, Pharmacia may reject such Request for Approval in its sole discretion. Pharmacia's response to a Request For Approval may contain terms, including without limitation royalties, under which Pharmacia may be willing to grant the licenses specified in such Request For Approval. If Pharmacia does not deliver a written response to Insmed within such forty-five
(45) day period, Insmed shall deliver another copy of such Request For Approval containing the information required in this Section 2(b) (the "Second Request") and Pharmacia shall have fifteen (15) days to respond in writing to the Second Request. If Pharmacia does not deliver a written response to the Second Request within such fifteen (15) day period, it will be deemed to have given its approval for the Other Indications described in the Request For Approval on the same terms as the License. Pharmacia shall treat the information contained in a Request For Approval and all supplementary information provided by Insmed in response to a request from Pharmacia as strictly confidential, and will not make any use of such information other than for the purpose of evaluating the Request For Approval. Pharmacia shall limit access to the Request For Approval to those of its employees and consultants who reasonably require access in order for Pharmacia to evaluate the Request For Approval, and will be responsible for the compliance by all such employees and consultants with Pharmacia's obligations hereunder.

              (c) Costs. Insmed will be responsible for all costs and expenses incurred by it in connection with its use of the Proprietary Information, including without limitation its submission of the Proprietary Information as part of its regulatory filings for the Product.

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Insmed will have no responsibility for costs incurred by Pharmacia with respect to the Proprietary Information prior to the date hereof.

              (d) [REDACTED] Agreement. To the extent the Proprietary Information contains the [REDACTED] Rights, Insmed shall comply with the [REDACTED] Agreement. However, Pharmacia understands that Insmed desires to renegotiate the terms of the [REDACTED] Agreement, including without limitation the royalties. Promptly after the Effective Date, Insmed shall contact [REDACTED] and use its commercially reasonable efforts to obtain a license under the [REDACTED] Rights on terms acceptable to Insmed (the "Amended [REDACTED] Agreement"). The Amended [REDACTED] Agreement shall provide that the [REDACTED] Agreement has been terminated and Pharmacia shall have no further obligations to [REDACTED]. Pharmacia shall reasonably cooperate with Insmed in connection with the termination of the [REDACTED] Agreement. Insmed shall promptly provide a copy of the Amended [REDACTED] Agreement to Pharmacia. In the event Insmed and [REDACTED] do not execute the Amended [REDACTED] Agreement, Insmed shall have the right, in its sole discretion, to return the Proprietary Information to Pharmacia and the terms of this Agreement relating to Insmed's rights under the Proprietary Information shall terminate upon Insmed's written notice to Pharmacia; provided, however, Insmed shall continue to be responsible for supply of IGF-1 or SomatoKine in accordance with this Agreement.

              (e) [REDACTED] Agreement. [REDACTED] pursuant to the [REDACTED] Agreement. The parties further acknowledge that after each party's review of the [REDACTED] Agreement no rights to the Proprietary Information have been granted to [REDACTED]. In order to induce Pharmacia to enter into this Agreement, Insmed shall be fully responsible for any and all claims by or on behalf of [REDACTED] arising out of the License.

         3.   Supply to Patients.

              (a) Supply Commitment. Insmed agrees that with respect to each Patient, Insmed will supply each Patient's physician with Sufficient Quantities of IGF-1 or SomatoKine as soon as practicable but not later than ninety (90) days after receiving regulatory approval from the specific regulatory authority to treat patients with the Product and continuing for a period of five years from such date, or such earlier time as the Patient's physician determines to discontinue the Patient's use of IGF-1 or SomatoKine. Product will be supplied by Insmed in a timely manner as determined by Insmed in coordination with the Patient's physician. Notwithstanding the foregoing, Insmed may provide SomatoKine to the Patients' physicians in lieu of IGF-1 only in the event that it is determined that SomatoKine is substantially equivalent to IGF-1 with respect to safety and efficacy in the treatment of Growth Hormone Insensitivity Syndrome (including Laron Dwarfism). [REDACTED]. Insmed shall bear the cost of manufacturing and distributing the Product to the Patients' physicians for administration to the Patients.

              (b) Compliance. Insmed will carry out its obligations under
Section 3(a) in accordance with all applicable laws and regulations, including without limitation cGMPs.

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              (c) Reporting. Insmed will provide Pharmacia with quarterly written updates specifying the quantities of Product supplied to each Patient and the timing of such deliveries, provided that Pharmacia is required to keep all confidential medical information regarding Patients strictly confidential.

              (d) Supply Default. In the event Insmed fails to (or reasonably anticipates that it will fail to) materially comply with its obligations under
Section 3(a), Insmed will deliver prompt written notice to Pharmacia, and if Insmed is unable to cure such failure within ninety (90) days after delivery of such notice, Pharmacia will have the right, in its sole discretion, to either
(i) terminate the License, (ii) require Insmed to enter into a supply arrangement with Pharmacia under which Insmed would be required to supply Sufficient Quantities of the Product for the Patients at Insmed's cost of manufacture, or (iii) require Insmed to arrange for a third party to supply Sufficient Quantities of the Product to the Patients' physicians in accordance with the terms of this Agreement. If Pharmacia elects to terminate the License, Insmed must return all Proprietary Information (and all notes, documents and other materials containing Proprietary Information) in its possession, to Pharmacia, provided that Insmed's counsel may retain one copy of the Proprietary Information to be used solely for the purpose of enabling Insmed to defend itself in or pursue any litigation or other legal proceeding that may arise from or relate to this Agreement or its use of the Proprietary Information. Insmed acknowledges and agrees that money damages may not be a sufficient remedy for any breach of its obligations under Section 3(a) and that, in addition to any and all other remedies available at law or in equity, Pharmacia will be entitled to seek equitable relief, including injunctions and specific performance, as a remedy for any refusal by Insmed to supply Product to the Patients' physicians as contemplated herein.

         4. Delivery of Proprietary Information. Upon the execution of this Agreement, Pharmacia will endeavor to reasonably cooperate with Insmed in its pursuit of regulatory approval for the Products and will deliver to Insmed copies of the Proprietary Information in written and (where available) machine-readable format. In addition, Pharmacia will promptly notify Insmed in writing of any and all material developments affecting the Proprietary Information and information which may be otherwise useful in obtaining regulatory approvals for the Product that it or its Affilates develop, if any. Such additional information will be treated as Proprietary Information for all purposes of this Agreement. Notwithstanding anything to the contrary set forth herein, Insmed agrees that Pharmacia's obligations to deliver the Proprietary Information shall be limited to those documents and materials containing Proprietary Information that are available to Pharmacia as of the date of this Agreement, and Pharmacia or its Affiliates shall have no obligation to develop any new data pertaining to the Proprietary Information. Pharmacia represents and warrants that, to its knowledge, the Proprietary Information will, upon delivery to Insmed, be true, accurate and complete with respect to the Proprietary Information available to Pharmacia as of the date of this Agreement.

         5.   Intellectual Property Rights.

              (a) Ownership of Intellectual Property. As between Pharmacia and Insmed, all clinical results and other data resulting from the application of Product provided by Insmed to the Patients shall be the exclusive property of Insmed. In addition, Insmed will be

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the sole owner of all patent applications, patents, continuations, divisionals and other intellectual property rights pertaining to SomatoKine and IGF-1 and all know-how and technology derived from Insmed's use of the Proprietary Information. For clarity, nothing in this Agreement shall be deemed to confer any rights in existing patents and patent applications and all patent applications hereafter filed, including any continuations, continuations-in-part, divisions, provisionals or any substitute applications, any patent issued with respect to any such patent applications, any reissue, reexamination, renewal or extension (including any supplementary protection certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing owned or controlled by Pharmacia or its Affiliates. However, Pharmacia represents and warrants that there are no existing patents or patent applications owned or under the control of Pharmacia or its Affiliates that would preclude Insmed from exercising its rights hereunder.

              (b) Infringement Claims. Each party shall promptly notify the other party in writing if it receives or becomes aware of any claim from any third party that the use of the Proprietary Information by Insmed in the manner contemplated herein infringes such third party's intellectual property rights.

         6.   Representations and Warranties.

              (a) Corporate Power and Authority. Each party represents and warrants that is has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, including but not limited to, in the case of Pharmacia, the power to grant the License to Insmed, except as provided in Section 6(c) below.

              (b) Due Authorization. Each party represents and warrants that this Agreement and the performance by it of its obligations hereunder, including, without limitation, the grant of the License, has been duly authorized and that this Agreement is fully binding and enforceable on it in accordance with its terms, subject to applicable laws relating to creditors' rights generally.

              (c) No Infringement. Pharmacia represents and warrants that, to its knowledge, neither it nor any of its Affiliates is party to any other agreement or understanding, written or verbal, which is in conflict with the terms of this Agreement. For clarity, Pharmacia has disclosed to Insmed the terms of the [REDACTED] Agreement and Pharmacia makes no representation or warranties with respect to the [REDACTED] Agreement.

         7.   Indemnification.

              (a) Indemnification of Pharmacia. Insmed will indemnify, defend and hold harmless Pharmacia, its Affiliates, and their respective officers, directors, employees and agents from and against all Losses arising out of (i) Insmed's failure to comply with its obligations or Insmed's negligence or willful misconduct in the performance of its obligations, (ii) any acts or omissions of Insmed's sublicensees, (iii) any breach by Insmed of its

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representations and warranties set forth in this Agreement, (iv) the [REDACTED]
Agreement and the Amended [REDACTED] Agreement, if any, and (v) claims by or on behalf of [REDACTED] relating to the License.

              (b) Indemnification of Insmed. Pharmacia will indemnify, defend and hold harmless Insmed, its Affiliates, and their respective officers, directors, employees and agents from and against all Losses arising out of (i) Pharmacia's failure to comply with its obligations set forth herein, and (ii) any breach by Pharmacia of its representations and warranties set forth in this Agreement.

              (c) Indemnification Procedures. Any party seeking indemnification pursuant to Section 7(a) or 7(b) (the "Indemnified Party") shall notify the party providing such indemnification (the "Indemnitor") in writing promptly upon becoming aware of any claim, threatened claim, damage, loss, suit, proceeding or liability to which such indemnification may apply (a "Claim"). Failure to provide such notice shall constitute a waiver of the Indemnitor's indemnity obligations hereunder if, and only if, the Indemnitor is materially prejudiced thereby. The Indemnitor shall assume and control the defense of the Claim at its expense through counsel of its own choosing, such counsel to be reasonably acceptable to the Indemnified Party. If the Indemnitor so assumes the defense of the Claim, the Indemnified Party shall cooperate in such defense at the expense of the Indemnitor. If the Indemnitor fails to assume the defense of a Claim, then the Indemnified Party may defend the Claim at the expense of the Indemnitor. The Indemnitor may not settle any Claim (other than a settlement solely involving the payment of money which is paid by the Indemnitor and the payment of which fully releasing the Indemnified Party) without the prior written consent of the Indemnified Party, which consent may not be unreasonably withheld.

              (d) Survival. If the License is terminated for any reason, the provisions of this Section 7 shall survive such termination.

         8.   Miscellaneous.

              (a) Force Majeure. Neither party shall be liable to the other for any delay or failure to perform hereunder, which delay or failure is due to causes beyond the reasonable control of said party, including but not limited to acts of God, acts of the public enemy, acts of the United States of America, any other country, or any state, territory or political subdivision thereof or of the District of Columbia, fires, floods, epidemics, quarantine restrictions, strikes or freight embargoes.

              (b) Entire Agreement. This Agreement (together with the Appendices hereto) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, written and oral, with respect to such subject matter.

              (c) Amendment. This Agreement may not be amended, modified or altered unless in a written agreement signed by Insmed and Pharmacia. Neither the

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course of conduct between the parties nor trade practices shall act to modify any provision of this Agreement.

              (d) Waiver. No waiver of any breach of this Agreement shall be effective unless in writing and signed by the party to be charged therewith. No waiver of any breach hereof shall constitute a waiver of any other or subsequent breach not expressly set forth in the written waiver.

              (e) Assignment. This Agreement may be assigned by either party without the other party's prior written consent upon delivery of written notice to the non-assigning party; provided, that, assignee shall assume all of the obligations under this Agreement and assignor shall continue to be responsible for the performance of assignee under this Agreement.

              (f) Independent Contractors. The relationship of Pharmacia and Insmed is that of independent contractors and nothing herein is intended to imply that either party may act as the agent of the other or take any action binding upon the other party.

              (g) Severance. In the event any provision of this Agreement is determined by a court of competent jurisdiction to be unenforceable, the remaining provisions of this Agreement shall remain in full force and effect, and such unenforceable provision shall be deemed modified so as to comply with law while maintaining, to the maximum extent possible, the original intent of the provision.

              (h) Notices. Any notice permitted or required to be given hereunder, including without limitation notifications of Request For Approval and all information related thereto, shall be in writing and delivered by certified mail, return receipt requested, or by recognized overnight express courier, addressed to the parties as follows:

If to Insmed, to:                        If to Pharmacia, to:


Insmed Incorporated                      Pharmacia AB
4851 Lake Brook Drive                    100 Route 206 North
Glen Allen, VA 23060                     Peapack, New Jersey 07977
Attn: President and CEO                  Attn: Senior Vice President-
                                         Global Licensing

                                         With a copy to:

                                         Pharmacia AB
                                         100 Route 206 North
                                         Peapack, New Jersey 07977

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                                        Attn:  Vice President and Associate
                                        General Counsel

         Either party may change the address to which notices shall be sent by delivery of written notice to the other party in the manner set forth herein.

              (i) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and together shall constitute one and the same document.

              (j) Headings. All section headings in this Agreement have been included herein for reference purposes only and are not to be used in the interpretation of this Agreement.

              (k) Governing Law. This Agreement shall be governed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of law. In the event of any dispute between the parties arising under this Agreement, the parties shall seek to resolve the dispute through good faith negotiations by their representatives authorized to settle the matter. Such negotiations will be carried out over a period of thirty (30) days commencing from the date one party notifies the other in writing that it desires to initiate dispute resolution procedures, or such longer period as the parties may agree upon. If such negotiations are unsuccessful, the matter shall be referred to the Chief Executive Officer of Insmed and Vice President - Endocrine Care of Pharmacia for resolution, who will meet within thirty (30) days after the completion of the aforesaid negotiations for the purpose of seeking a resolution of the dispute through good faith discussions. Neither party may commence litigation to resolve a dispute under this Agreement unless they first follow the foregoing procedures and the discussions fail to produce a resolution of the dispute despite the reasonable efforts of the parties; provided, however, that a party seeking injunctive relief for any breach of provisions dealing with confidentiality of information need not comply with the foregoing provisions before commencing legal proceedings.

              (l) Mutual Drafting. This Agreement constitutes the joint product of the parties hereto. Each provision has been subject to the mutual consultation and agreement of such parties and shall not be construed for or against either of them.

              (m) Costs. Each party will bear its own costs in connection with the preparation and negotiation of this Agreement.

              (n) Confidentiality. All of the information disclosed by a party under this Agreement, including without limitation the terms and conditions of this Agreement, shall be subject to the Confidentiality Agreement, which shall remain in full force and effect during the term of this Agreement and for a period of five (5) years thereafter.

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         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

                                     PHARMACIA AB


                                     By:___________________________

                                     Name:_________________________

                                     Title:________________________

                                     INSMED INCORPORATED


                                     By:___________________________

                                     Name:_________________________

                                     Title:________________________

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